                                 LOAN AGREEMENT

         This Agreement is executed on this 9th day of October 1997, and is made and entered into by and between RESOURCE AMERICA, INC., a Delaware corporation having its principal offices and place of business at 1521 Locust Street, Philadelphia, PA 19102 (the "Borrower") and KEYBANK, N.A., a national banking association having offices at 126 Central Plaza North, Canton, Ohio 44702 (the "Bank").


                                   WITNESSETH:


         WHEREAS, subject to the terms and conditions contained herein, Bank presently is willing to extend to Borrower loans hereunder in the aggregate not to exceed FIVE MILLION DOLLARS ($5,000,000).


         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and with the intent to be legally bound hereby, the parties hereto agree as follows:


SECTION 1. REVOLVING CREDIT LOAN.


         1.1 Credit. Subject to the terms and conditions hereof (including but not limited to the conditions contained in Section 7.1 hereof), and relying on the representations and warranties herein contained, Bank agrees to, and shall be obligated to, lend to Borrower, from time to time in accordance with the provisions of Section 1311.14 of the Ohio Revised Code and upon request of Borrower as provided in section 7.1, during the period (the "Revolving Credit Period") commencing on the effective date hereof and ending on June 30, 1999 (the "Termination Date"), an amount or amounts (the "Revolving Credit") not exceeding in the aggregate at any one time outstanding FIVE MILLION DOLLARS ($5,000,000).


         The loans which Bank is willing to make to Borrower hereunder shall be evidenced by a note substantially in the form of Exhibit "A" attached hereto and made a part hereof with appropriate insertions (the "Revolving Credit Note"). Notwithstanding the principal amount of the Revolving Credit Note as stated on the face thereof is in the amount of FIVE MILLION DOLLARS ($5,000,000), the actual principal amount due from the Borrower to the Bank on account of the Revolving Credit Note, as of any date of computation, shall be the sum of all advances then and theretofore made on account thereof less all payments of principal actually received by the Bank in collected funds during the same period; such advances and payments shall be noted on the records of the Bank which shall be the evidence of the amount outstanding under the Revolving Credit Note.


         During the Revolving Credit Period, Borrower may borrow, repay and reborrow funds under the Revolving Credit, as it may be adjusted pursuant hereto, provided, however, that at no time shall the unpaid principal balance outstanding under the Revolving Credit Note exceed FIVE MILLION DOLLARS ($5,000,000). Each borrowing and reborrowing shall be in a minimum amount of ONE HUNDRED THOUSAND DOLLARS ($100,000); and each repayment shall be in a minimum amount of ONE HUNDRED THOUSAND DOLLARS ($100,000) or the outstanding principal balance of, and unpaid and accrued interest on, the Revolving Credit Note, whichever is less, and shall be applied against principal and interest in such order and in such amounts as Bank, in its sole discretion, shall determine.

         1.2 Interest. Each borrowing made by Borrower hereunder shall bear interest at an interest rate per annum equal to the Prime Rate from time to time in effect plus one-quarter of one percent (0.25%). For purposes of this Agreement, "Prime Rate" means the rate of interest determined and publicly announced from time to time by the Bank as its "Prime Rate"; the Prime Rate is one of several reference rates used by the Bank for pricing loans to its borrowers, and such loans may be made at rates higher or lower than the Prime Rate.

         1.3 Repayment. The entire principal balance outstanding under the Revolving Credit Note, and all unpaid and accrued interest thereon, shall be due and payable on the Termination Date.

         1.4 Adjustments to Revolving Credit.

             (i) Determination of Borrowing Base. Promptly after October 1,
1998 and October 1 of each year thereafter until the Indebtedness (as defined in Section 3 hereof) is paid in full, the Borrower shall furnish to the Bank a report in form and substance and based upon assumptions satisfactory to the Bank, of an independent petroleum engineer satisfactory to the Bank and/or, at the option of Bank, the Bank will cause a petroleum engineer employed by it to prepare a report, which report(s) shall be dated as of October 1 of such year and shall set forth the remaining proven and producing unencumbered and unimpaired gas and oil reserves attributable to all wells identified by the Borrower to the Bank (the "Wells") in which the Borrower now or hereafter has an interest, whether directly or indirectly, as an owner of a working interest, royalty or overriding royalty, as a general or limited partner of a partnership, as a coventurer of a joint venture or otherwise, and a projection of the rate of gas and oil production from the Wells as well as a projection of the total future net operating income payable to the Borrower with respect thereto for a twenty (20) year period ("Future Net Income"), as of such dates. In addition, at any time and from time to time, at the option of Bank, the Bank, at its expense, may cause a petroleum engineer employed by it to prepare a report in form and substance and based upon assumptions satisfactory to the Bank, which report(s) shall set forth the remaining proven and producing unencumbered and unimpaired gas and oil reserves attributable to the Wells and a projection of the rate of gas and oil production from the Wells as well as a projection of the Future Net Income therefrom, as of such dates as the Bank may select. After receipt of such report(s), the Bank shall make a determination (as set forth in the following paragraph) of the Borrowing Base as of such dates and shall send a written notification of such determination to the Borrower.

         For the purposes of this Agreement, the "Borrowing Base" shall be the lesser of (i) Five Million Dollars ($5,000,000) or (ii) an amount determined by Bank in its sole discretion and based upon the remaining proven and producing unencumbered and unimpaired gas and oil reserves attributable to the Wells [which reserves shall not exceed Ten Million Dollars ($10,000,000)], as set forth in the engineering reports which the Bank elects to use and determined by Bank in accordance with its then usual and customary engineering practices and methods and economic parameters. Presently, Bank applies a valuation formula establishing the Borrowing Base as fifty per cent (50%) of the standardized measure of discounted future net cash flows produced from the Wells. Bank agrees to advise Borrower of change in Bank's valuation formula. For the purposes of this Agreement, the Bank shall determine in its sole discretion whether any oil and gas reserves, revenues and proceeds are unencumbered or proceeds are encumbered or impaired even though they are not subject to any liens or security interests.

         (ii) Adjustments to Borrowing Base. In the event that the principal balance outstanding under the Revolving Credit Note shall, at any time, be in excess of the then current Borrowing Base, the Borrower shall within thirty (30) days after such occurrence make a payment on the Revolving Credit Note in an amount equal to such excess (plus interest on such amount accrued to the date of payment).

         1.5 Commitment Fee. During and for the Revolving Credit Period, Borrower shall pay to Bank a Commitment fee ("Commitment Fee") computed at the rate of one-quarter of one percent (0.25%) per annum on the daily average difference between the Revolving Credit, as it may be adjusted pursuant hereto, and the principal balance outstanding under the Revolving Credit Note. The Commitment Fee shall be due and payable quarterly, in arrears, beginning on the first day of October, 1997 and thereafter on the first day of each calendar quarter and on the Termination Date.

         1.6 Origination Fee. In addition to interest on the Revolving Credit Note and the Commitment Fee payable hereunder and to compensate the Bank for the costs of the extension of credit hereunder, the Borrowers shall pay to Bank an origination fee ("Origination Fee") in the amount of Twelve Thousand Five Hundred Dollars ($12,500.00), payable upon the execution of this Agreement.

SECTION 2. REPRESENTATIONS AND WARRANTIES.

         To induce Bank to enter into this Agreement and to make the loans herein provided for, Borrower represents and warrants to Bank that:

         2.1 Existence and Authority. Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified to do business, and is in good standing as a foreign corporation, in all jurisdictions wherein its ownership of property or the nature of its business requires such qualification and where the failure to be so qualified would materially and adversely affect the financial condition or operating condition of Borrower. Each Borrower has the right, power and authority to own, and hold under lease, its properties and to carry on its business as now being conducted.

         2.2 Rights, Titles and Interests. Borrower has, and will maintain, good and marketable rights, titles and interests in and to the Wells, free and clear of all material liens and encumbrances, except such liens and encumbrances, if any, set forth in writings heretofore delivered to, and acknowledged in writing to have been received by, Bank and which are acknowledged in writing to be acceptable to the Bank. Borrower warrants that at its expense it will defend generally the Wells, against the claims and demands of all persons, corporations and any other entities whatsoever. No material defaults have occurred under any of the documents or instruments pursuant to which, or establishing that, Borrower acquired interests in the Wells which have not been cured or waived and such documents and instruments are in full force and effect and they have not been modified or amended.

         2.3 Financial Statements. The financial statements described below in this section, together with the notes and reports thereto, (copies of which have been furnished to Bank), are complete and correct, have been prepared in accordance with generally accepted accounting principles, practices and procedures consistently applied and present fairly the financial position of the Borrower as at the dates set forth below and the results of its operations for the periods set forth below, subject only to ordinary and usual year end audit adjustments in the case of the statements described in clause (ii) below:

         (i) Balance sheet as of September 30, 1996, and the related statements of income, changes in stockholder's equity and changes in cash flow for the fiscal year ended on such date, prepared and certified by Grant-Thorton, L.L.P., independent certified public accountants; and

         (ii) Balance sheet as of June 30, 1997, the related statements of income, changes stockholder's equity and changes in cash flow for the nine (9) month period ended on such date, prepared and certified by the chief financial officer of the Borrower.

         Except as reflected or referred to in the above financial statements,
(a) the Borrower has no contingent or disputed liabilities or unrealized or anticipated losses or commitments which in the aggregate are material; (b) Since June 30, 1997, there has been no change in the condition, business or prospects, financial or otherwise, of the Borrower as described on the financial statements as filed with the United States Securities and Exchange Commission as of such date and no change in the aggregate value of the property owned by the Borrower, except changes in the ordinary course of business, none of which individually or in the aggregate has been materially adverse.

         2.4 Litigation. There is no litigation or proceeding of any kind whatsoever pending, nor to the knowledge of Borrower threatened, nor any judgment, order, writ, injunction, decree or award outstanding, which could materially or adversely affect Borrower or the operation of its business, or the Wells, nor does the Borrower know or have reasonable grounds to know of any basis for any such action or any governmental investigation or any claim relating to the Borrower or the operation of its business or the Wells. The Borrower has complied with all material provisions of all agreements to which it is a party or by which it is bound and is not in default under any of them or in the payment of any of its material obligations.

         2.5 Validity of Agreement and Revolving Credit Note. The execution and delivery of this Agreement and the Revolving Credit Note and the documents and instruments referred to herein and therein to be executed and/or delivered by Borrower, as one or more may be amended, modified or supplemented (the "Loan Documents"), the borrowings under the Loan Documents, the performance by the Borrower of its obligations under the Loan Documents and the assignment of, and the grant of the liens on and security interests in, the Borrower's various rights, titles and interests, to Bank by the Loan Documents, do not, and will not, contravene any provision of law, or of its articles of incorporation or by-laws, or of any agreement, instrument or document or of any judicial, arbitration or local, state or federal governmental requirement or restriction to which Borrower is a party or by which it is bound, or result in the creation or imposition of any lien or other encumbrance on any of the property of the Borrower including the Wells except the liens and security interests granted by the Loan Documents; and any and all consents or approvals of any kind whatsoever, including approvals and consents of any local, state or federal governmental unit, commission, authority, agency or other body, required to be obtained in connection therewith have been obtained and are in full force and effect. This Agreement constitutes, and the other Loan Documents when duly executed will constitute, legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms. Borrower is duly authorized to execute and deliver this Agreement and the other Loan Documents; all action necessary and proper to authorize the execution and delivery of the Loan Documents has occurred; and Borrower is, and will continue to be, duly authorized, and has, and shall continue to have, the right, power and authority, to execute and deliver the Loan Documents and to make the assignment and grant the liens and security interests pursuant to the Loan Documents as well as to borrow under the Loan Documents and to perform all of the other terms and conditions of the Loan Documents.

         2.6 Permits. Borrower has obtained, or caused to be obtained, all material permissions, licenses, easements, rights-of-way, leasehold and fee interests and all local, state and federal governmental approvals, authorizations, consents and permits as well as all other rights, titles and interests necessary to the ownership, development and operation of the Wells and the conduct of its energy business, all of which are in full force and effect, and which if not obtained, and kept in full force and effect, would materially adversely affect Borrower or the operation of its energy business or the Wells.

         2.7 ERISA. The Pension Benefit Guaranty Corporation ("PBGC") has not made a determination that, with respect to any Plan (as hereinafter defined) of the Borrower, or any subsidiary or other affiliate of the Borrower, an event or condition has occurred which constitutes grounds under the Employee Retirement Income Security Act of 1974, as amended ("ERISA") for the termination of, or for the appointment of a trustee to administer, any such plan. As used herein, "plan" shall be defined as any employee benefit plan or other plan maintained for employees of the Borrower, or any subsidiary or other affiliate of the Borrower, covered by ERISA.

         2.8 Regulation U. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any advance hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

         2.9 Compliance with Law. Borrower has complied with, and is in compliance with, all applicable local, state and federal laws, rules and regulations relating to all of its activities including but not limited to the operation of the gathering system and the Wells and the offer and sale of securities.

         2.10 Taxes. All tax returns and reports of the Borrower required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges upon the Borrower or any of the property of the Borrower and upon any of the other assets, income or franchises of the Borrower which are due and payable have been paid or are being contested in good faith by appropriate proceedings duly prosecuted by Borrower.

         2.11 Environmental Compliance. Except as described on Exhibit V under the heading "Environmental Matters:"

         (a) no Well of the Borrower is currently on or has ever been on, or is adjacent to any property which is on or has ever been on, any federal or state list of Superfund Sites;

         (b) no Hazardous Substances have been generated, transported, and/or disposed of by the Borrower at a site which was, at the time of such generation, transportation, and/or disposal, or has since become, a Superfund Site;

           (c) except in accordance with applicable requirements of law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, no material release of Hazardous Substances by the Borrower or from, affecting, or related to any Well of the Borrower has occurred; and

           (d) no environmental complaint has been received by the Borrower.

SECTION 3. SECURITY.

         Promptly upon request by the Bank at any time and from time to time following the occurrence of an Event of Default (as defined in Section 8) Borrower shall, to the fullest extent permitted by applicable law, execute and deliver such security instruments and other documents as the Bank shall request, in form and substance satisfactory to Bank, granting and conveying a lien or security interest in favor of the Bank in and to any and all of the Wells and any or all general intangibles related to the Wells to secure the payment of principal of, and interest on, the Revolving Credit Note and all fees, costs, expenses or other charges to be paid or reimbursed by Borrower under the Loan Documents (the "Indebtedness") and the performance of the terms of the Loan Documents. In addition, following the occurrence of an event of default and notice to Borrower, Borrower shall execute such letters in lieu of transfer orders and such division and/or transfer orders as are necessary or appropriate to transfer and deliver to Bank proceeds from or attributable to any of the Wells.

SECTION 4. AFFIRMATIVE COVENANTS.

         For so long as any Indebtedness remains unpaid, unless Bank otherwise consents in writing, Borrower agrees that:

         4.1 Protection of Rights. Titles and Interests. Borrower will take, or cause to be taken, all reasonable steps necessary and proper (i) to protect and enforce its rights, titles and interests in and to the Wells and in connection with its energy business and (ii) to comply with all duties, terms and conditions undertaken or assumed by Borrower in connection with the Wells and its energy business.

         4.2 Operation and Maintenance. Borrower will continuously operate, or cause to be operated, the Wells in a good and workmanlike manner and in accordance with sound and approved industry practices. Borrower shall maintain, or cause to be maintained, the Wells in good condition and, shall make, or cause to be made, all necessary renewals, repairs, replacements, additions, betterments and improvements thereto.

         4.3 Permits. Borrower will obtain and keep in full force and effect, or shall cause to be obtained and kept in full force and effect, all permissions, licenses, easements, rights-of-way, leasehold and fee interests and all local, state and federal governmental approvals, authorizations, consents and permits as well as all other rights, titles and interests necessary to the ownership, development and operation of the Wells and to the conduct of its energy business.

         4.4 Compliance with Law. Borrower will comply with, or cause to be complied with, all applicable local, state and federal laws, rules and regulations relating to all of its activities including but not limited to the operation of the Wells.

         4.5 Existence. Borrower shall do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence as a corporation, its good standing under the laws of the State of Delaware and its qualification to do business, and its good standing as a foreign corporation, in all jurisdictions wherein its ownership of property or the nature of its business requires such qualification, and where the failure to be so qualified would materially and adversely affect the financial condition or operating condition of Borrower.

         4.6 Reports and Other Information. Within ninety (90) days after the end of each fiscal quarter of each fiscal year of the Borrower, the Borrower shall furnish to Bank such interim financial statements as Bank shall request (consisting of at least a balance sheet as of the close of such quarter and a profit and loss statement and an analysis of surplus for such quarter and for the period from the beginning of the fiscal year to the close of such quarter), which statements shall be in such detail as Bank shall require, shall show the Borrower's financial condition at the close of such fiscal quarter and the results of its operations for the period then ended and shall be prepared by the chief financial officer of Borrower in accordance with generally accepted accounting principles, practices and procedures consistently applied and certified by such officer, subject only to ordinary and usual year end audit adjustments.

         Within one hundred twenty (120) days after the end of each of its fiscal years, Borrower shall furnish to Bank a copy of its annual audited financial statements prepared in conformity with generally accepted accounting principles, practices and procedures consistently applied by Grant-Thorton, L.L.P., or other certified public accountants satisfactory to Bank, and certified without qualification as to scope.

         At any time and from time to time, Borrower will submit, or cause to be submitted, to Bank promptly, in such form as Bank shall require, such other information relating to the financial affairs of the Borrower, to the Wells, to the business of the Borrower or otherwise as Bank shall reasonably request including but not limited to engineering reports and supporting data relating to the Wells and statements setting forth the quantity of gas and oil produced from the Wells, the price paid or to be paid for such gas and oil, the Borrower's proceeds (showing in detail the computation whereby the Borrower's proceeds are determined) and such other information as Bank may request which may include but not be limited to a report prepared by Borrower showing the performance of each Well on a monthly and cumulative basis as well as such information as is customarily set forth in a meter statement.

         4.7 Records and Access. Borrower shall keep, or cause to be kept, full and complete books and records in which correct and accurate entries will be made of all its business transactions and the Wells and at any time and from time to time shall give, or cause to be given, to the Bank and its representatives full access during normal business hours to examine and copy all of the Wells and Borrower's books, contracts and records relating to the Wells.

         4.8 Payment of Taxes and Mechanics' Claims. Borrower will pay, or cause to be paid, all taxes, assessments, license fees and other governmental charges and all claims of mechanics and materialmen to which it or any of the Wells shall be subject, and all other charges on or relating to the Wells, before such charges and claims become delinquent, except that no such charge or claim need be paid for so long as its validity or amount shall be contested in good faith by appropriate proceedings duly prosecuted and Borrower shall have set up in its books such reserves with respect thereto as shall be dictated by sound accounting practices; provided, however, that all such charges and claims shall be paid, subject to refund proceedings, if failure to pay would adversely affect the rights or titles of Borrower to any of the Wells.

         4.9 Insurance. Borrower will keep, or cause to be kept, with financially sound and reputable insurers, such insurance with respect to its business and property including the Wells, in such amounts and insuring against such risks, casualties and contingencies of such types (including but not limited to insurance for loss or damage by fire and other hazards and insurance for liability for damage to persons and property in connection with the Wells and the activities conducted thereon or relating thereto) as is customary for persons, corporations and other entities of established reputations engaged in the same or similar businesses as the Borrower and similarly situated (and with respect to such insurance and upon request of Bank after the occurrence of any default as defined in section 8 hereof, the Bank shall be named as mortgagee or lender loss payee or additional insured as its interests may appear), and will keep, or cause to be kept, such insurance as required by any applicable worker's compensation laws, and will furnish, or cause to be furnished, certificates of all such insurance to Bank before the initial borrowing hereunder and within one hundred twenty (120) days after the end of each of its fiscal years. All policies shall provide that they may not be altered or cancelled except on thirty (30) days' prior written notice to Bank.

         4.10 Duty to Plug. If and when any of the Wells ceases producing gas and oil in paying quantities or is of no further use, or Borrower or any other person, corporation or other entity is required to do so under any agreement or law, Borrower will plug and abandon, or cause to be plugged and abandoned, any and all such Wells in accordance with the local, state and/or federal laws then in force and regulating the plugging of gas and oil wells. Borrower further consents and agrees that it will save harmless Bank, its successors and assigns, of and from any loss, damage and penalty through failure, if any, to plug, or cause to be plugged, such Well or Wells as herein provided.

         4.11 Expenses, Fees and Disbursements. Borrower shall pay, or cause to be paid, all expenses, fees and disbursements incurred in connection with the recordation, filing, satisfaction and termination of any mortgage, financing statements and any other Loan Documents and any other instruments or documents relating thereto and the fees, expenses and disbursements of Bank's counsel in connection with this Agreement and the other Loan Documents, and any other instruments or documents relating thereto, their preparation, administration and enforcement as well as the fees, expenses and disbursements of others (including but not limited to geologists and engineers) engaged by Bank to provide information and advice in connection with this Agreement and the other Loan Documents and any other instruments or documents relating thereto, their preparation, administration and enforcement.

         4.12 Assigned Payments. In connection with any amounts due to Borrower which are assigned to Bank pursuant to any mortgage and/or security agreement and/or any other Loan Document, following an Event of Default and upon notice to Borrower and the payor thereof by Bank, such payments shall be made directly by the payor thereof to Bank. Bank is, upon the occurrence of such an Event of Default and giving notice to Borrower hereby authorized by Borrower to endorse for and on Borrower's behalf and deposit all drafts and checks payable to Borrower, and such authority shall continue while any Indebtedness is outstanding. In the event that any such assigned amounts paid to Bank consists of amounts belonging in whole or in part to any person, corporation or entity other than Borrower, the Bank shall promptly deliver such amounts or parts thereof to such persons, corporations or satisfactory to the Bank of such amounts or parts thereof and the identity of such persons, corporations or other entities.

         4.13 Notification. Within ten (10) days after Borrower receives notice of any future litigation or any future judicial or administrative proceedings pending or threatened against it which might result in Borrower being liable for the payment or performance of obligations in excess of Five Hundred Thousand ($500,000) Dollars with respect to any single such litigation or proceeding or in excess of One Million Dollars ($1,000,000.00) Dollars in the aggregate for all such litigations and proceedings, Borrower shall notify the Bank, or cause the Bank to be notified, in writing of such litigation or proceeding.

         4.14 Current Ratio. The ratio of (a) current assets of the Borrower to
(b) current liabilities of Borrower shall at all times exceed 2.0 to 1.0. This ratio shall be determined quarterly, as of the end of each calendar quarter.

         4.15 Tangible Net Worth. The tangible net worth of the Borrower (as determined by Bank in accordance with generally accepted accounting principles) shall at all times exceed Thirty-one Million Dollars ($31,000,000).

         4.16 Cash Flow. The ratio of (a) Cash Flow, [defined as the sum of (i) net income from operations during a period after provision for federal and state income taxes, plus (ii) depletion, depreciation, amortization and other non-cash charges for such period] to (b) the maturities of long-term debt coming due within the calculation period, shall at all times exceed 1.5 to 1.0. This ratio shall be determined quarterly, on a rolling 12-month basis, as of the end of each calendar quarter during the term of the Loan.

         4.17 Adjusted Debt to Tangible Net Worth. The ratio of (a) Adjusted Debt (defined as total liabilities minus subordinated debt) to (b) Tangible Net Worth (defined as net worth minus intangible assets) plus subordinated debt shall at no time exceed 2.0 to 1.0. This ratio shall be determined quarterly, during the term of the Loans.

         4.18 Additional Documents. From time to time, at the Bank's request, whether before or after any borrowings hereunder, the Borrower at its expense will execute and deliver, or cause to be executed and delivered, to Bank such instruments, papers and other documents and take, or cause to be taken, such further action as Bank reasonably may require in connection with the transactions contemplated hereby including the enforcement of the Loan Documents.

SECTION 5. NEGATIVE COVENANTS.

         For so long as any Indebtedness remains unpaid, Borrower agrees that it will not, without the prior written consent of Bank:

         5.1 Alienation. Sell, lease, transfer or otherwise dispose of or alienate any of the Wells, except the sale in the ordinary course of business of gas and oil from the Wells and except the sale, lease, transfer or other disposition or alienation in the ordinary course of business of Wells having fair market value in the aggregate not in excess of One Hundred Thousand Dollars ($100,000) per year.

         5.2 Encumbrances. Permit, create, assume or incur any mortgage, pledge, charge, security interest, lien or encumbrance of any kind upon any of the Wells (whether now owned or hereafter acquired) or commit any act or make any election which will require it to assign any of the Wells, except encumbrances (i) created and granted in favor of the Bank to secure the Indebtedness, (ii) relating to current taxes, assessments, license fees and other governmental charges and claims of mechanics and materialmen not delinquent, or if delinquent being contested in good faith as set forth in section 4.8 hereof, (iii) imposed in the normal course of business of the Borrower in connection with obtaining surety bonds and (iv) imposed in the normal course of business of the Borrower on the equipment ("Equipment") of the Borrower hereafter acquired by it for its field activities such as automobiles, pick-up trucks, 4-wheel drive vehicles, tank trucks, service rigs, tractor trailers and bulldozers, provided that such liens and encumbrances are imposed in connection with the financing of the acquisition of the Equipment.

         5.3 Debt. Create, assume, incur or permit to exist, any indebtedness for money borrowed and used directly by Borrower's Energy Division, except (i) the borrowings under the Loan Documents and (ii) the borrowings for the acquisition of Equipment in an amount not to exceed One Hundred Thousand ($100,000) Dollars in the aggregate at any one time outstanding.

SECTION 6. BORROWING REQUIREMENTS.

         Unless otherwise agreed to by Bank and subject to the performance by Borrower of its other obligations under the Loan Documents, the Bank shall have no obligation to advance any funds to Borrower until all legal matters incident to the transactions contemplated by the Loan Documents are resolved in a manner satisfactory to Bank's counsel and until Borrower shall have provided Bank with the following:

         A. The Revolving Credit Note and other Loan Documents duly executed and all in form and substance satisfactory to Bank.

         B. Evidence satisfactory to Bank authorizing the execution and delivery by Borrower of this Agreement, the Note and the other Loan Documents.

         C. Opinions of counsel for Borrower, satisfactory to Bank's counsel, relating to such matters as the Bank may reasonably require, including opinions that on the dates of delivery of such opinions and at the times the funds to be lent pursuant to this Agreement are advanced (a) the representations set forth in section 2.5 hereof (which representations shall be repeated at length in such opinions) are accurate, and (b) to the best of the knowledge of Borrower's counsel, the representations set forth in sections 2.1,2.2, 2.4, 2.6 and 2.9 hereof (which representations shall be repeated at length in such opinions) are accurate.

         D. Certificates executed by Borrower stating that no defaults have occurred which are unremedied or unwaived under any agreement, lease, assignment or other document or instrument by or through which Borrower has any rights, titles or interests in connection with the Wells.

         E. A current certificate of good standing of the Borrower and a certificate of incumbency for the Borrower.

         F. Such other documents and instruments, and evidence of the performance by Borrower of such other obligations, as Bank may reasonably request.

SECTION 7. DISBURSEMENT.

         7.1 Procedure. Unless otherwise agreed to by Bank, Borrower shall give Bank at least one (1) days' written notice requesting, and specifying the date, the amount of each borrowing or reborrowing hereunder and not later than noon on the date specified by Borrower in such written notice, Bank shall credit one or more of the accounts (the "Accounts") maintained by Borrower at Bank in the amount to be borrowed or reborrowed. Each borrowing or reborrowing by Borrower shall be conditioned on the following: that at the time of such borrowing, reborrowing or conversion the representations and warranties contained in this Agreement are true and correct and no event of default set forth in section 8 hereof shall have occurred and be continuing and no event which, with giving of notice or lapse of time or both would become such an event of default, shall have occurred or shall have failed to occur and be continuing; and each such borrowing and reborrowing as well as such conversion shall be deemed to be a representation and warranty by the Borrower that the foregoing conditions exist and upon the request of Bank the Borrower shall execute and deliver to Bank a certificate as to the existence of the foregoing conditions.

         7.2 Use of Proceeds. Borrower represents, warrants and agrees that all funds lent or advanced pursuant to this Agreement or any other Loan Document shall be used solely for the acquisition of businesses or assets related to oil or natural gas drilling, producing, gathering and associated activities and facilities.

         7.3 Charging Account. Borrower agrees that Bank may charge and is hereby authorized to charge the Accounts at Bank for payment of principal of, or interest on, the Revolving Credit Note when due and payable and all other charges set forth in the Loan Documents when due and payable including but not limited to the Commitment Fee and the charges set forth in sections 4.11 and
10.3 hereof.

SECTION 8. DEFAULTS.

         If one or more of the following events occur:

         A. Borrower makes an assignment for the benefit of its creditors, becomes insolvent or admits in writing its inability to pay its debts as they become due; or Borrower files a voluntary petition in bankruptcy or files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation; or Borrower files an answer admitting or not contesting the material allegations of any petition filed in any action commenced against the Borrower in bankruptcy or seeking the relief described in this subsection 8.A, or any such action shall not have been dismissed within thirty (30) days after it is commenced; or the Borrower takes any action looking to the dissolution or liquidation of Borrower; or the Borrower applies for, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator for itself or for any of its property or in the absence of such application, consent or acquiescence such a trustee, receiver or liquidator is appointed and is not discharged within ninety (90) days after being appointed;

         B. Any garnishment proceeding by attachment, levy or otherwise in an amount greater than $500,000 is instituted against any deposit balance maintained, or any property deposited, with the Bank by the Borrower.

         This Agreement and the other Loan Documents shall immediately and automatically be in default, any obligation Bank has under the Loan Documents or otherwise to make any further advances to or for the benefit of Borrower shall immediately and automatically terminate and the principal of, and interest on, the Note and all other Indebtedness shall immediately be due and payable without necessity of demand, presentment, protest, notice of dishonor, notice of default or any other notice whatsoever.

         If one or more of the following events occur:

         C. Default by Borrower in the payment of principal of, or interest on, the Note or in the payment of the Commitment Fee or in the payment of items of expense or other charges to be paid by the Borrower pursuant to the Loan Documents, including but not limited to the items set forth in sections 4.11 or 10.3 hereof, when due and payable, and continuance thereof for ten (10) days thereafter or for ten (10) days after bills therefor are sent to Borrower, whichever last occurs;

         D. Any court shall render a final judgment or judgments against Borrower in an aggregate amount greater than Five Hundred Thousand Dollars ($500,000,000) in excess of any insurance protecting against the liability on which such judgment or judgments are based and such judgment or judgments shall not be satisfactorily stayed, discharged, vacated or set aside within ninety
(90)days after the entry thereof, or except as set forth in subsection 8.B above, any property of Borrower shall be liened or attached under a claim or claims in an aggregate amount greater than Five Hundred Thousand Dollars ($500,000,000) in excess of any insurance protecting against the liability on which such lien or attachment is based and such lien or attachment shall not be released or provided for to the satisfaction of Bank within ninety (90) days after the property is liened or attached;

         E. Borrower shall fail to take reasonable corrective measures within thirty (30) days after notice to Borrower with respect to any litigation or any judicial or administrative proceedings pending or threatened against Borrower, the outcome of which, in the reasonable judgment of Bank, would materially and adversely affect the financial condition of Borrower or the Wells;

         F. The PBGC shall make a determination that there has occurred an event or condition which constitutes grounds under ERISA for the termination of, or for the appointment of a trustee to administer, any Plan;

         G. Default in the performance of any material agreement, covenant or obligation of Borrower set forth in this Agreement or any other Loan Document and not constituting a specific event of default set forth in this section 8, and continuance thereof for thirty (30) days, provided, however, that in the event that such default cannot be cured within such thirty (30) day period Borrower shall not be deemed to be in default hereunder so long as Borrower undertakes and diligently pursues all action necessary to cure such default within a reasonable time;

         H. Default in the performance of any agreement, covenant or obligation of Borrower in any agreement between Bank and Borrower in addition to any Loan Document, and continuance thereof for more than the permitted period of grace, if any;

         I. Except as set forth in subsections 8.C, 8.G and 8.H hereof, default in the payment or performance of any material obligation for borrowed money, for which the Borrower is liable (directly, by assumption, as guarantor, or otherwise) or in the payment or performance of any material obligation secured by any mortgage, pledge, charge, security interest, lien, or other encumbrance with respect to any property of the Borrower, and continuance thereof for more than the permitted period of grace, if any;

         J. Any representation or warranty made by Borrower herein or in any other Loan Document is untrue in any material respect or any certificate, schedule, statement, report, notice or writing furnished or made to Bank in connection with the transactions contemplated by the Loan Documents is untrue in any material respect on the date as of which the facts set forth therein are stated or certified; or

         K. The Borrower shall fail to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence as a corporation, its good standing under the laws of the State of Delaware, and its qualification to do business, and its good standing as a foreign corporation, in all jurisdictions wherein its ownership of property or the nature of its business requires such qualification and where failure to be so qualified would materially and adversely affect the financial condition or operating condition of Borrower.

         Then Bank, at its option, may immediately declare this Agreement and/or the other Loan Documents in default, may terminate any obligation it has under the Loan Documents or otherwise to make any advance to or for the benefit of Borrower and/or may declare the principal of, and interest on, the Revolving Credit Note and/or all other Indebtedness immediately due and payable, whereupon the Indebtedness shall immediately become due and payable without necessity of demand, presentment, protest, notice of dishonor, notice of default or any other notice whatsoever.

SECTION 9. REMEDIES.

         Bank shall be entitled at its option to exercise each and every remedy accorded it by law and/or specifically set forth in the Loan Documents, which remedies are specifically incorporated herein by reference. Such remedies may be asserted concurrently, cumulatively, successively or independently from time to time so long as any part of the Indebtedness remains unpaid.

SECTION 10. MISCELLANEOUS.

         10.1 Waiver and Modification. No waiver by Bank of any default shall operate as a waiver of any other default or of the same default on a future occasion. No failure to exercise, and no delay in exercising, on the part of Bank, any power, remedy or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power, remedy or right preclude other or further exercise thereof or the exercise of any other power, remedy or right. The terms, conditions and covenants of this Agreement and the other Loan Documents, including the Note, may only be modified or waived by a written document executed by Borrower and Bank.

         10.2 Notices. All notices or other correspondence required or made necessary by the terms of this Agreement and the other Loan Documents shall be in writing and shall be considered as having been given to each party if mailed by registered or certified mail, postage prepaid, to the respective addresses as follows:

         (a)     To Borrower:

                 Resource America, Inc.
                 1521 Locust Street
                 Philadelphia, PA 19102
                 Attention: Michael L. Staines

         (b)     To Bank:

                 Key Bank, N.A.
                 126 Central Plaza North
                 Canton, Ohio 44702
                 Attention: Kelly J. Brennan

Each party shall have the right to change its address at any time, and from time to time, by giving written notice thereof to the other party.

         10.3 Certain Taxes. Borrower agrees to pay, and save Bank harmless from, all liability for any federal or state documentary stamp or other tax liability (other than the tax liabilities determined with reference to the income or revenue of the Bank) together with any interest or penalty, which is payable or determined to be payable with respect to the execution or delivery of this Agreement or any other Loan Document which obligation of the Borrower shall survive the termination of this Agreement.

         10.4 Right to Cure. In the event that Borrower shall fail for any reason to pay any fee, cost, expense or other charge to be paid or reimbursed by Borrower, Bank shall have the right but not the duty to make such payment and if Bank makes such payment the amount thereof shall be added to the balance of the Indebtedness shall be payable on demand and shall bear interest at the rate shown in the Revolving Credit Note until paid.

         10.5 Venue and Jurisdiction. The parties hereto agree that any action or proceeding arising out of or relating to the transactions contemplated by the Loan Documents may be commenced in the Court of Common Pleas of Stark County, Ohio and each party agrees that a summons and complaint commencing an action or proceedings in such court shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to it at its address designated pursuant hereto, or as otherwise provided under the laws of the State of Ohio.

         10.6 Applicable Law. This Agreement and the other Loan Documents shall be contracts made under and governed by the laws of the State of Ohio.

         10.7 Severabi1ity. In the event that any term or provision of this Agreement or any other Loan Document, including the Note and the Mortgage, is lawfully held or declared to be invalid, illegal or unenforceable, it shall be deemed deleted to the extent necessary under the applicable law and the validity of the other terms and provisions shall not be affected thereby.

         10.8 Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the Borrower and Bank and their respective successors and assigns, and shall inure to the benefit of Borrower, Bank and the successors and assigns of Bank (except that Borrower shall have no right to assign, voluntarily or by operation of law, any of its rights hereunder or under any other Loan Document without Bank's prior written consent, and provided further that nothing herein is intended by any party hereto to confer any rights upon any third party as a beneficiary hereof).

         10.9 Nature and Survival of Representations. All statements contained in any certificate or other document or instrument of any kind whatsoever delivered by or on behalf of Borrower pursuant hereto or any other Loan Document, or in connection with the transactions contemplated hereby or thereby, shall be deemed representations and warranties made by the Borrower in this Agreement or other Loan Document, or pursuant hereto or thereto, and, together with all representations and warranties contained herein or in any other Loan Document, shall survive the execution and delivery thereof and of this Agreement and any other Loan Document, the making of any loans under the Loan Documents, and the making of any investigation made at any time by or on behalf of Bank.

         10.10 Number and Gender. Whenever required by the context of this Agreement or any other Loan Document the singular shall include the plural, and vice-versa; and the masculine and feminine genders shall include the neuter gender, and vice versa.

         10.11 Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

         WITNESS the due execution hereof the day and year first above written.


                                                   RESOURCE AMERICA, INC.


                                                   By:__________________________
                                                   Its:_________________________


                                                   KEYBANK, N.A.


                                                   By:__________________________
                                                   Its:_________________________